EXHIBIT 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in Registration Statements No. 333-139672, No. 333-137808, No. 333-137004, No. 333-120156, No. 333-65316,
No. 333-65314, No. 333-65312, No. 333-36734, No. 333-42485 and No. 333-28695 on
Forms S-8 of our reports dated March 13, 2007 relating to the 2006 consolidated financial statements of L-1 Identity Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" on January 1, 2006) and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of L-1 Identity Solutions, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
May 17, 2007